Exhibit 10.21

100 Old River Road, Unit 100

Andover, MA 01810 USA

Phone: 978-688-6706  Fax: (978) 688-6584

Web: http://casa-systems.com

February 1, 2017

To the Lenders party to the Credit Agreement

referred to below

and JPMorgan Chase Bank, N.A.,

as Administrative Agent

Re:	Casa Systems, Inc. – Credit Agreement

Ladies and Gentlemen:

Reference is made hereby to that certain Credit Agreement dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Casa Systems, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its affiliates, including any successor thereto, the “Administrative Agent”), and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms that are used but not otherwise defined herein shall have the respective meanings assigned thereto under the Credit Agreement.

In accordance with Section 7.06(r) of the Credit Agreement, the Borrower is entitled to pay the Dividend (up to $300,000,000) on or prior to February 3, 2017 (the “Initial Date”). Prior to the date hereof, the Borrower has paid $200,000,000 of the Dividend. Please be advised that that the Borrower has requested that the Administrative Agent consent to the extension of the Initial Date to April 15, 2017 (the “Extended Date”), as the Borrower has informed the Administrative Agent that it anticipates paying the remaining $100,000,000 of the Dividend on or prior to the Extended Date. Accordingly, pursuant to Section 7.06(r) of the Credit Agreement, the Administrative Agent has agreed to permit the payment of such amount on or prior to the Extended Date.

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Very truly yours,

CASA SYSTEMS, INC., as the Borrower

By:	/s/ Gary Hall
Name:	Gary Hall
Title:	CFO